                                                                                                    ---------------------------
                                                                                                           OMB APPROVAL
                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 ---------------------------
                                                                                                    OMB Number        32350362
FORM 5                                       Washington, D. C. 20549                                Expires:  December 31,2001
                                                                                                    Estimated average burden
( X ) Check here if no               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   hours per response. . .7.0
      longer subject to
      Section 16.  Form 4 or        Filed  pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
      Form 5 obligations           Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
      may continue.
      See Instruction 1(b).
(   ) Form 3 Holdings Reported
(   ) Form 4 Transactions Reported

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                                                      |                                       |
 1 Name and Address of Reporting Person*              |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting
                                                      |                                       |  Person(s) to Issuer
   Lake                Stephen                        |   iVillage Inc. (IVIL)                |       (Check All Applicable)
 -----------------------------------------------------|---------------------------------------|  (   ) Director     (   ) 10% Owner
  (Last)               (First)                (Middle)|3 IRS Identifica-|4 Statement for      |  ( X ) Officer      (   ) Other
                                                      | tion Number of  | Month/Year          | (Give Title below)  (Specify below)
               c/o eFrenzy                            | Reporting       |                     |
               123 Tenth Street                       | Person, if      |   December 1999     | Vice President, Business Development
 -----------------------------------------------------| an entity       |---------------------|------------------------------------
                     (Street)                         |   (Voluntary)   |5 If Amendment,      |7 Individual or Joint/Group Filing
                                                      |                 | Date of Original    |       (Check Applicable)
   San Franciso      California               94103   |                 |     (Month/Year)    |  Form filed by:
 -----------------------------------------------------|                 |                     |  (X) One Reporting Person
  (City)              (State)                   (Zip) |                 |                     |  ( ) More Than One Reporting Person
                                                      |                 |                     |
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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 1 Title of Security            |2 Trans- |3 Trans-  |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect
   (Instr. 3)                   |  action |  action  | (A) or Disposed of (D) | Securities   | Form:     |  Beneficial Ownership
                                |  Date   |  Code    | (Instr. 3, 4 and 5)    | Beneficially | Direct (D)|    (Instr. 4)
                                |  (Month/|(Instr. 8)|------------------------| Owned at End |    or     |
                                |  Day/   |          |  Amount   |(A)| Price  | of Issuer's  |Indirect(I)|
                                |  Year)  |          |           |(D)|        | Fiscal Year  | (Instr. 4)|
 -------------------------------|---------|----------|-----------|---|--------|--------------|-----------|------------------------
 Common Stock                   |12/20/99 | G(1)     |  800      | D |        |  1,950       |    D      |
 -------------------------------|---------|----------|-----------|---|--------|--------------|-----------|-------------------------
 Common Stock                   |12/20/99 | G(2)     |  800      | A |        |    800       |    I      |    By Daughter
--------------------------------|---------|----------|-----------|---|--------|--------------|-----------|-------------------------
                                |         |          |           |   |        |              |           |
--------------------------------|---------|----------|-----------|---|--------|--------------|-----------|-------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 2270 (7-97)

                                                  Potential persons who are to respond to the collection of
                                                  information contained in this form are not required to
                                                  respond unless the form displays a currently valid OMB
                                                  control number.





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FORM 5 (Continued)               Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g. puts, calls, warrants, options, convertible securities)

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             |        |        |        |                 |                 |                  |        |        |       |
 1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature
  Derivative | ver-   | action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership:| of
  Security   | sion   | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Direct |Indirect
  (Instr 3)  | or     | (Month/| (Instr | Acquired (A) or | (Month/Day/Year)|(Instructions 3,4)| vative |Secur-  |(D) or |Ownership
             | Exer-  | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |Indi-  |(Instr. 4)
             | cise   | Year)  |        |(Instrs 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned at|rect(I)|
             | Price  |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr  |End of  |(Instr.|
             |        |        |        |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Year    |   4)  |
             |        |        |        |        |        |        |        |         |Shares  |        |(Instr4)|       |
 ------------|--------|--------|--------|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------
             |        |        |        |        |        |        |        |         |        |        |        |       |
             |        |        |        |        |        |        |        |         |        |        |        |       |
             |        |        |        |        |        |        |        |         |        |        |        |       |
             |        |        |        |        |        |        |        |         |        |        |        |       |
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             |        |        |        |        |        |        |        |         |        |        |        |       |
             |        |        |        |        |        |        |        |         |        |        |        |       |
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Explanation of Responses:

1.   Transfer to daughter as beneficiary under an account established pursuant to the Uniform Gifts to Minors Act.  Mr. Lake is the custodian of the account.

2.   Mr. Lake disclaims beneficial ownership of the common stock held by his daughter, and this report shall not be deemed an admission that Mr. Lake is the beneficial owner of these shares for purposes of Section 16 or for any other purpose.


                                                                                 /s/ Stephen Lake                  January 24, 2000
                                                                            -------------------------------------  ----------------
                                                                            **  Signature of Reporting Person               Date


**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.